Exhibit 99.1



      Rogers Corporation Announces Second Quarter 2003 Results; E
            arnings up 14% over the Second Quarter of 2002
                     and up over 30% Year-to-Date


    ROGERS, Conn.--(BUSINESS WIRE)--July 16, 2003--Rogers Corporation (NYSE:ROG) announced today that earnings per share for the second quarter of 2003 increased by 14% compared to the second quarter of 2002. Earnings for the first half of the year were over 30% higher than the same period last year. Diluted earnings per share for the quarter were $0.32 compared to the $0.28 earned in last year's second quarter. Rogers had projected earnings of between $0.32 and $0.36 per diluted share on revenues of $49 to $52 million.
    Net sales in the second quarter were $49.2 million, compared to the $57.3 million sold in the second quarter of 2002, reflecting the divestiture of the Company's Moldable Composites Division ("MCD") that occurred in November of 2002. MCD sales were $8.7 million for the second quarter of 2002. As expected, sales were slightly down sequentially from the first quarter of 2003 due to the normal seasonality associated with some of the markets served by the Company's product lines.
    The Company's four unconsolidated joint ventures had total revenues in the second quarter of 2003 of $27.0 million versus $31.5 million in the same quarter last year. Adding the Company's 50% share of these joint venture sales to the Company's net sales, Rogers' Combined Sales this quarter were $62.7 million compared to $73.1 million in last year's second quarter. (See reconciliation for Combined Sales to net sales under Non-GAAP information included at the end of this press release.)
    Sales of Printed Circuit Materials for the quarter totaled $22.0 million, up almost 10% from the $20.1 million reported in the second quarter of 2002. Revenue increases were driven by a significant increase in high frequency material sales for the satellite television LNB business as the Company gains more market share, and from new adoptions in automotive wireless applications. Increased sales of high frequency materials were somewhat offset by lower sales of flexible circuit materials as a major cell phone program reached end of life and excess handset inventory in the retail channel cancelled a new program. Compared to the first quarter of 2003, revenues were negatively impacted by normal seasonality in two key markets, as well as lower sales for cell phone base station materials as two of the infrastructure companies that purchased materials in the first quarter, adjusted their inventories.
    Second quarter sales of High Performance Foams were $17.1 million, down approximately 4% from quarter two last year and about flat sequentially. High performance urethane materials used in mobile phones were strong as the Company continues to gain design wins in more models; however weakness on the consumer side of the business, as well as in aerospace and chip packaging, caused a slight decline in total revenues.
    Sales of Polymer Materials and Components totaled $10.1 million, down from the $19.5 million in last year's second quarter mostly as a result of the Company's divestiture of MCD. Sales of power distribution components rose 36% over last year's second quarter driven in part by a European application in DSL, a system that moves network data over phone lines at high speeds. This increase was offset by a significant decline in the office equipment roller business.
    The revenues of Rogers' joint ventures decreased by 14% compared to last year's second quarter, driven by an over 30% decline in sales at Durel Corporation, the largest of Rogers' joint ventures. Durel's revenues were impacted by the continuing shift to color displays for cellular telephones which cannot utilize electroluminescence for backlighting. However, Durel anticipates that its sales should remain relatively level over the next twelve months. Polyimide Laminate Systems, a supplier of specialty laminate materials to the disk drive industry, had sales that were essentially unchanged compared to last year's second quarter. Rogers Inoac Corporation realized double-digit growth over the previous year's second quarter as it continues to win new designs for its urethane foam materials as seals and shock absorbing components in mobile phones. Rogers Chang Chun Technologies continued to make progress in the second quarter with two new major design wins for its flexible circuit materials.
    The Company was able to realize gross margins for the second quarter of 30%, compared to 32% achieved in the first quarter of 2003. Lower sales due to second quarter seasonality, and the duplication of some labor and overhead expenses caused by the start-up of operations in both Carol Stream, Illinois and Suzhou, China, were responsible for the lower rate.
    Other income was up significantly compared to the second quarter of last year due to higher royalties, primarily from the MCD divestiture, and lower litigation expenses; even though joint venture income decreased by approximately 5%, commensurate with the 14% decline in joint venture revenues. During the next four and a half years, the Company expects to continue to recognize royalties for the intellectual property license related to the MCD divestiture.
    Capital expenditures were $4.5 million during this year's second quarter. The Company still projects total capital expenditures for 2003 to be $25 million. Most capital spending for 2003 is expected to reflect equipment purchases associated with the move of the polyolefin business to Illinois and the expansion of manufacturing operations in China.
    Rogers' balance sheet continues in excellent condition. Cash for the quarter was up by $2.4 million, rising to $32.6 million, even after the Company made an additional voluntary $2.5 million pension contribution. Through effective working capital management, inventories declined and the Company's days of sales outstanding for receivables went from 58 days to 55 days.
    Walter E. Boomer, Chairman and CEO stated, "Rogers is doing fine, maintaining good operating margins and winning additional market share with several important 'design-ins.' We continue to make important progress in marketing our products worldwide. While we are seeing an increasing number of new projects and opportunities, we still have not seen hard evidence that would indicate a general rise in business that everyone continues to hope for. We remain conservative in our projections because of that and as a result, our guidance for the third quarter is for slightly higher sales between $50 and $53 million, with earnings per diluted share between $0.33 and $0.37. This equates to an earnings improvement of 10% to 23% over the third quarter of 2002."

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements which should be considered as subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2002 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements.

         Additional Information and July 17th Conference Call

    For more information, please contact the Company directly, visit Rogers website on the Internet, or send a message by email.

    Website Address: http://www.rogerscorporation.com
    Financial E-mail: finfo@rogers-corp.com
    Financial News Contact: James M. Rutledge, Vice President Finance and Chief Financial Officer, Phone: 860-774-9605, FAX:
        860-779-5585
    Editorial Contact: Debra J. Granger, Phone: 860-774-9605, FAX:
        860-779-5509, email: debra.granger@rogers-corp.com

    A conference call to discuss second quarter results will be held on Thursday, July 17th at 9:00AM (Eastern Time).

    Rogers participants in the conference call will be:

    Walter E. Boomer, Chairman of the Board and CEO
    Robert D. Wachob, President and COO
    James M. Rutledge, Vice President Finance and CFO
    Robert M. Soffer, Vice President and Secretary

    A Q&A session will immediately follow management's comments.

    To participate in the conference call, please call: 1-800-574-8929 toll-free in the United States and 1-706-634-1907 internationally. There is no passcode for the live teleconference. For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 9:00AM, Friday, August 1st. The passcode for the audio replay is 1447892.
    The call will also be webcast live in a listen only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorporation.com. Replay of the archived webcast will be available on the Rogers website beginning two hours following the webcast.

    Presentation of Information in this Press Release

    In an effort to provide investors with additional information regarding the Company's results, the Company may disclose certain Non-GAAP information which management believes provides useful information to investors. Management sometimes refers to "Combined Sales" which are defined as net sales (as reported under GAAP) plus 50% of the revenues from the Company's four unconsolidated joint ventures. These unconsolidated joint ventures are viewed by management as important to the Company's business and make a significant contribution towards the Company's profits.

           Reconciliation of Non-Gaap Financial Information


(Dollars in Thousands)               Second Quarter
                                 2003              2002
Net Sales, as reported in this  $49.2             $57.3
 report and in accordance with
 generally accepted accounting
 principles
50% of Rogers' Joint Venture     13.5              15.8
 Sales
Combined Sales                  $62.7             $73.1


                     (Financial Statements Follow)

    Consolidated Statements of Income (Unaudited)


                                Quarters Ended      Six Months Ended
(IN THOUSANDS, EXCEPT PER      June 29,   June 30,  June 29,  June 30,
 SHARE AMOUNTS)                    2003       2002      2003      2002
Net Sales                       $49,159    $57,330  $101,037  $111,888
Costs and Expenses:
 Cost of Sales                   34,433     39,634    69,823    77,949
 Selling and Administrative       9,115     10,099    18,816    20,208
 Research and Development         2,810      3,640     5,648     7,105
Total Costs and Expenses
 (Including Depreciation and
 Amortization of: 2003 -         46,358     53,373    94,287   105,262
 $7,027; 2002 - $7,175)(a)
Operating Income                  2,801      3,957     6,750     6,626
 Other Income less Other
  Charges                         4,092      2,173     7,720     4,780
 Interest Income/(Expense),
  Net                                56       (89)       131     (186)
Income Before Income Taxes        6,949      6,041    14,601    11,220
 Income Taxes                     1,737      1,510     3,650     2,805
Net Income                       $5,212     $4,531   $10,951    $8,415
Net Income Per Share:
 Basic                            $0.33      $0.29     $0.70     $0.54
 Diluted                          $0.32      $0.28     $0.68     $0.52
Shares Used in Computing:
 Basic                           15,742     15,487    15,647    15,445
 Diluted                         16,305     16,101    16,162    16,076


    (a)For the six month periods.

    Consolidated Balance Sheets (Unaudited)



(IN THOUSANDS)                                 June 29,   December 29,
                                                   2003           2002
Assets
 Current Assets:
   Cash and Cash Equivalents                    $32,640        $22,300
   Short-term Investments                            --          6,628
   Accounts Receivable, Net                      33,385         32,959
   Accounts Receivable - Joint Ventures           1,184          1,414
   Note Receivable, Current                       2,100             --
   Inventories                                   17,884         18,069
   Other Current Assets                           6,467          6,305
     Total Current Assets                        93,660         87,675
 Notes Receivable, Long Term                      9,900         12,000
 Property, Plant and Equipment, Net             103,292         99,883
 Investment in Unconsolidated Joint
  Ventures                                       24,004         21,860
 Pension Asset                                    8,951          8,951
 Goodwill and Other Intangible Assets,
  Net                                            22,201         22,204
 Other Assets                                     5,400          5,128
     Total Assets                              $267,408       $257,701
Liabilities and Shareholders' Equity
 Current Liabilities:
   Accounts Payable                              $8,436        $10,125
   Accrued Employee Benefits and
    Compensation                                  8,838         10,414
   Other Current Liabilities                     17,966         14,241
     Total Current Liabilities                   35,240         34,780
 Noncurrent Deferred Income Taxes                 8,529          8,308
 Noncurrent Pension Liability                    17,119         22,658
 Noncurrent Retiree Health Care and Life
  Insurance Benefits                              6,197          6,197
 Other Long-Term Liabilities                      2,073          2,720
 Shareholders' Equity                           198,250        183,038
     Total Liabilities and Shareholders'
      Equity                                   $267,408       $257,701



    CONTACT: Rogers Corporation (Financial News Contact)
             James M. Rutledge, 860-774-9605
             or
             Rogers Corporation (Editorial Contact)
             Debra J. Granger, 860-774-9605
             debra.granger@rogers-corp.com